Exhibit (e)(24)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of September 1, 2011 (this “Agreement”), is by and between Ceres, Inc., a Delaware corporation, and Roger I. Pennell (the “Executive”).

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to enter into an employment agreement with the Executive and the Executive is willing to continue to serve as an employee of the Company, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Definitions.

1.1 “Annual Bonus” has the meaning set forth in Section 4.2.

1.2 “Board” means the Board of Directors of the Company, as constituted from time to time.

1.3 Termination for “Cause” means termination of the Executive’s employment because of:

(a) any act or omission that constitutes a material breach by the Executive of any of his/her obligations under this Agreement or any other written agreement with the Company, which breach, to the extent curable, is not cured to the reasonable satisfaction of the Board within 30 days following the Executive’s receipt of written notice from the Board of the existence of the breach;

(b) the Executive’s conviction of, or plea of nolo contendere to (i) any felony or (ii) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations, as determined by the Board;

(c) the Executive’s engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of Federal securities laws) that is injurious to the Company or any of its subsidiaries or affiliates;

(d) the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company, which breach, in the reasonable opinion of the Board, may result in an adverse effect on the Company or any of its subsidiaries or affiliates, or could reflect negatively upon otherwise impair or impede the operations of the Company or its subsidiaries or affiliates; or

(e) any other willful misconduct by the Executive that is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates.

1.4 “Change in Control” means the occurrence of any of the following events:

(a) Any “person” or group of “persons” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing greater than 50% of the total voting power represented by the Company’s then outstanding voting securities (or has become the beneficial owner during the 12-month period ending on the date of the most recent acquisition by such person or persons);

CERES, INC. ~1535 RANCHO CONEJO BLVD. ~ THOUSAND OAKS, CA 91320

tel (805) 376 6500 ~ fax (805) 498 1002

(b) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(c) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) 50% or more of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;

provided, however, that if a Change in Control constitutes a payment event with respect to any payment that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b) or (c) herein, with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A of the Code. The Board shall have full and final authority, which shall be exercised in good faith, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

1.5 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.6 “Committee” means the Compensation Committee of the Board of Directors.

1.7 “Company” means Ceres, Inc., a Delaware corporation, or any successor thereof, and its consolidated subsidiaries and affiliates.

1.8 “Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his/her duties for a period in excess of 90 consecutive days or for more than 180 days in any consecutive 12-month period. Evidence of such physical or mental disability or infirmity shall be certified by a physician licensed to practice in the state of residence of the Executive, which physician is mutually agreeable to the CEO and the Executive.

1.9 Resignation for “Good Reason” means the Executive’s voluntary resignation because of the occurrence of any of the following events:

(a) an adverse change in the Executive’s position with the Company that materially reduces his/her level of authority, duties or responsibility;

(b) a reduction in the Executive’s level of Base Salary by more than 5 percent, except a reduction of the Executive’s level of Base Salary by 15 percent or less if such reduction is similarly applied to all of the Company’s then-current executive officers;

(c) a relocation of the Executive’s place of employment by more than 50 miles, provided without the Executive’s consent; or

(d) a substantial change in the nature or orientation of the Company’s core business, resulting in the Company no longer being substantially engaged in the agricultural biotechnology business.

In the event of existence of grounds that would constitute Good Reason as contemplated in subsections (a), (b), (c) or (d) above, such grounds shall constitute Good Reason only if the Executive provides written notice to the Company of the facts which constitute the grounds within 90 days following the initial existence of the grounds and the Company thereafter fails to cure such grounds within 30 business days following its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

1.10 “Separation Date” means the date of the Executive’s Separation from Service.

1.11 “Separation from Service” means a termination of employment that is deemed a separation from service for purposes of Section 409A of the Code.

2. Employment and Duties.

2.1 General. The Executive shall serve as the Vice President of Trait Development of the Company and shall report directly to the Chief Scientific Officer of the Company (the “CSO”). The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be assigned to the Executive from time to time by the CSO. The Executive’s principal place of employment shall be located in Thousand Oaks, California; provided, however, that the Executive understands and agrees that s/he will be required to travel from time to time for business reasons.

2.2 Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his/her full-time working time to his/her duties hereunder, shall faithfully serve the Company, shall in all material respects conform to and comply with the lawful directions and instructions given to him/her by the CSO and shall use his/her reasonable best efforts to promote and serve the interests of the Company. Further, without the prior written approval of the Board, the Executive shall not, directly or indirectly, render services to any competitor, customer or supplier of the Company or to any other company or organization, or engage in activities that would interfere in any material respect with his/her faithful performance of his/her duties hereunder. Notwithstanding the foregoing, the Executive may serve on not-for-profit corporate, civic or charitable boards or engage in charitable activities, speaking engagements and teaching activities, provided that such activity does not contravene the first sentence of this Section 2.2.

3. Term. The initial term of the Executive’s employment under this Agreement shall commence on September 1, 2011 (the “Effective Date”) and shall expire on the first anniversary of the Effective Date (the “Initial Term”); provided, however, that the Initial Term of the Executive’s employment shall be automatically extended without further action of either party for additional one-year periods, unless written notice of either party’s intention not to extend the term has been given to the other party at least 90 days prior to the expiration of the then-effective term. The Initial Term, together with any extensions, is referred to herein as the “Term.”

4. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

4.1 Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $250,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices, as established from time to time. The Base Salary shall be reviewed by the Committee or the Board not less often than annually.

4.2 Performance Bonus. For each fiscal year during the Term, the Executive shall be eligible for a bonus opportunity under the Company’s performance incentive plan (the “Annual Bonus”), at a level as determined by the Board (or a committee thereof) in its sole discretion. The actual payout of the Annual Bonus will be determined based upon the extent to which the applicable performance goals established by the Company are satisfied. Such bonus, if any, shall be paid to the Executive no later than March 15th of the calendar year following the calendar year in which the bonus is earned.

4.3 Long-Term Incentive Awards. The Executive shall be eligible to receive equity-based awards under the Company’s 2011 Equity Incentive Plan (or any successor plan thereto) from time to time as determined by the Committee or the Board.

4.4 Savings and Retirement Plans. The Executive shall be eligible to participate in all savings and retirement plans applicable generally to other executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

4.5 Welfare Benefit Plans. The Executive and his/her eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

4.6 Expenses. Upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time, the Company shall reimburse the Executive for reasonable business-related expenses incurred by the Executive in the fulfillment of his/her duties. Payments with respect to reimbursements of expenses shall be made promptly and in accordance with the applicable expense reimbursement policies and procedures of the Company, but in any event, on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

4.7 Vacation and Other Paid Time Off. The Executive shall be entitled to vacation time and other paid time off consistent with the applicable policies of the Company as in effect from time to time.

5. Termination of Employment.

5.1 Termination for Cause; Resignation without Good Reason. If, prior to the expiration of the Term, the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment or nonrenewal of the Term for Cause, or if the Executive resigns from his/her employment hereunder other than for Good Reason, the Executive shall be entitled only to payment of any unpaid Base Salary through and including the date of termination or resignation, any Annual Bonus earned, but unpaid, for the fiscal year immediately preceding the fiscal year in which the Separation Date occurs (which unpaid Annual Bonus amount shall be paid no later than March 15 of the year following the year in which the amount was earned), and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (such other amounts or benefits being referred to collectively as the “Other Accrued Compensation and Benefits”). Except as set forth in this Section 5.1, the Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

5.2 Termination without Cause; Resignation for Good Reason.

(a) If, prior to the expiration of the Term, (X) the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment or nonrenewal of the Term for reasons other than for Cause or the Executive’s resignation from his/her employment hereunder for Good Reason, and (Y) the provisions of Section 5.2(b) do not apply, the Executive shall be entitled to the following payments and benefits:

(i) severance pay equal to the Executive’s annual Base Salary then in effect (or, if the Executive is resigning for Good Reason due to a reduction in his/her level of Base Salary, his/her annual Base Salary as in effect immediately prior to such reduction);

(ii) to the extent that the Separation from Service occurs on or after the mid-point of the fiscal year of the Company, a pro-rated Annual Bonus for the fiscal year during which the Separation from Service occurs (which pro-rated Annual Bonus shall be paid no later than March 15 of the calendar year following the year during which the Separation from Service occurred); and

(iii) any Other Accrued Compensation and Benefits.

(b) If, prior to the expiration of the Term, (X) the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment or nonrenewal of the Term for reasons other than for Cause, or if the Executive resigns from his/her employment hereunder for Good Reason, and (Y) such termination or resignation occurs within six months prior to or within 12 months following a Change in Control, the Executive shall be entitled to (i) severance pay equal to two times the Executive’s annual Base Salary then in effect (or, if the Executive is resigning for Good Reason due to a reduction in his/her level of Base Salary, his/her annual Base Salary as in effect immediately prior to such reduction) and (ii) any Other Accrued Compensation and Benefits.

(c) If the Executive breaches any material provision of Sections 6 through 7 hereof or breaches any material provision of the executed copy of the General Release of Claims, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Sections 5.2(a) or 5.2(b) and the Executive shall be required to repay to the Company any payments or benefits received under Sections 5.2(a) or 5.2(b) to the maximum extent permitted by applicable law.

(d) Unless otherwise provided herein, all payments and benefits provided under this Section 5.2 shall be paid in a lump sum within 60 days after the Separation Date. The Company shall not be required to make the payments and provide the benefits provided for under this Section 5.2 unless the Executive executes and delivers to the Company a General Release of Claims substantially in the form attached hereto as Exhibit A, and such release has become effective and irrevocable in its entirety prior to the 60th day following the Separation Date. The Executive’s failure or refusal to sign the release (or the Executive’s revocation of such release in accordance with applicable laws) within such time frame shall result his/her forfeiture of the payments and benefits provided for under this Section 5.2 (other than those required to be provided by applicable law).

5.3 Termination Due to Death or Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s Disability, the Company shall be entitled to terminate his/her employment. In the event of the Executive’s death or if the Executive incurs a Separation from Service by reason of the Executive’s Disability, the Executive (or his/her estate, if applicable) shall be entitled to those benefits and payments described in Section 5.2(a).

5.4 Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 22 of this Agreement at least 90 calendar days prior to the effective date of the termination (except in respect of a termination by the Company for Cause, which termination shall be effective immediately upon the Company’s delivery of the Notice of Termination). In the event of a termination by the Company for Cause, or a resignation by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, provided, that the date of termination will not occur before the expiration of any applicable cure period. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

5.5 Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company and (ii) all fiduciary positions the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

5.6 No Further Rights. Except as expressly provided in this Agreement, the Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment.

6. Confidentiality, Proprietary Information and Inventions. The Confidentiality, Proprietary Information and Inventions Agreement entered into between the Company and the Executive on May 8, 1998, and attached hereto as Exhibit B (the “Confidentiality Agreement”) is hereby incorporated into this Agreement. The Executive hereby affirms and agrees that s/he continues to be subject to the terms of the Confidentiality Agreement and s/he shall comply with the terms thereof. Any breach of the Confidentiality Agreement shell also constitute a breach of this Agreement.

7. Non-disparagement. Each party represents, warrants and covenants to the other that at no time during the Term or thereafter shall such party make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the other party or any of its respective directors, officers or employees, as applicable.

8. Recoupment Provisions. Payments made under this Agreement that are in the form of incentive or bonus payments or benefits may be subject to any clawback or recoupment policies and procedures that are required under applicable law.

9. Section 409A of the Code. This Agreement is intended to comply with the short-term deferral exemption under Section 409A of the Code, and shall be interpreted and construed consistent with that intent. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, if the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee’s Separation Date, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the 15th day of the first calendar month following the end of such period.

10. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive agrees that a material breach of any of the covenants contained in Sections 6 through 7 of this Agreement may result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 6 through 7 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company in lieu of, or prior to or pending determination in, any arbitration proceeding.

11. Defense of Claims. The Executive agrees that, during the Term, and for a period of six years after termination of the Executive’s employment, upon request from the Company, the Executive will reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly pay in advance or reimburse the Executive for, as requested by the Executive, all of the Executive’s reasonable travel, time and other direct costs and expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 11, including, but not limited to, legal costs and expenses.

12. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.

13. Indemnification. To the fullest extent permitted by the indemnification provisions of the laws of the State of Delaware in effect from time to time, and subject to the conditions thereof, the Company shall (A) indemnify the Executive, as an officer of the Company, against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether domestic or abroad, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was an officer of the Company (or is or was serving, at the request of the Company, as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other entity), and against which the Executive may be indemnified by the Company, and (B) upon submission of appropriate documentation, pay for or reimburse in advance the reasonable expenses incurred or to be incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was an officer of the Company (or is or was serving, at the request of the Company, as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other entity). The rights of the Executive hereunder and under the Articles of Incorporation and Bylaws of the Company and under the laws of the State of Delaware shall survive the termination of the employment of the Executive by the Company. Unless specifically so provided therein, no amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of the Executive under this Agreement in respect of any action taken or omitted by the Executive prior to such amendment, alteration or repeal. To the extent that a change in the laws of the State of Delaware, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the laws of the State of Delaware, it is the intent of the parties hereto that the Executive shall enjoy by this Agreement the greater benefits afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy (including under the Articles of Incorporation or Bylaws of the Company), and every other right or remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise (including under the Articles of Incorporation or Bylaws of the Company).

14. Non-assignability; Binding Agreement.

14.1 By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

14.2 By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall be assignable by the Company to any affiliate of the Company, or as incident to a reorganization, merger or consolidation, or transfer of any business unit or other of the Company’s assets.

14.3 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

15. Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

16. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

17. Governing Law and Forum. The Executive and the Company agree that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein.

18. Survival of Certain Provisions. Unless expressly provided otherwise, the rights and obligations set forth in this Agreement shall survive any termination or expiration of the Term.

19. Entire Agreement; Supersedes Previous Agreements. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof (including the Offer Letter between the Company and the Executive, dated April 29, 1998, as amended on September 18, 2009, but excluding the Confidentiality Agreement), all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

20. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

21. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

22. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Ceres, Inc.

1535 Rancho Conejo Boulevard

Thousand Oaks, CA 91320

Attn:     Chief Executive Officer

with a copy to:

Ceres, Inc.

1535 Rancho Conejo Boulevard

Thousand Oaks, CA 91320

Attn:     General Counsel

To the Executive:

Roger I. Pennell

All such notices shall be conclusively deemed to be received and shall be effective if sent by hand delivery or nationally recognized courier, upon receipt.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

CERES, INC.

By:	/s/ Richard Hamilton
Name: Richard Hamilton
Title: President and CEO

EXECUTIVE

/s/ Roger Pennell
Name: Roger Pennell

Exhibit A

GENERAL RELEASE OF CLAIMS

This General Release of all Claims (this “Agreement”) is entered into by              (the “Executive”) and Ceres, Inc. (the “Company”), effective as of             , in connection with the termination of the Executive’s employment with the Company as of             .

In consideration of the promises set forth in the employment agreement between the Executive and the Company, dated                      (the “Employment Agreement”), the Executive and the Company agree as follows:

1. Return of Property. All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company in the Executive’s possession must be returned no later than the date of the Executive’s termination from the Company; provided, that, after the notification of an consultation with the Company, the Executive may keep one copy of such items as s/he may reasonably expect to use to protect his/her rights under this Agreement.

2. Nondisparagement. Executive hereby agrees that at no time will s/he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its respective directors, officers or employees, as applicable,

3. General Release and Waiver of Claims.

3.1 Release. In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any U.S. Federal, state, local or non-U.S. law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company or any subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive any rights to (i) payments and benefits provided under the Employment Agreement that are contingent upon the execution by the Executive of this Agreement and (ii) any indemnification rights the Executive may have under the Employment Agreement, in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company. This Section 3.1 does not apply to any Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 3.3 of this Agreement.

3.2 [Section 1542 of the Civil Code of the State of California Waiver. The Executive acknowledges that s/he may hereafter discover Claims or facts in addition to or different from those which the Executive now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this release or the Executive’s decision to enter into it. Nevertheless, the Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts and the Releasors hereby expressly waive any and all rights and benefits conferred upon the Releasors by the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.]1

3.3 Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Executive signs this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his/her termination to consult with an attorney of his/her choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his/her choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that s/he has seven days following the date on which s/he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company with a written notice of his/her revocation of the release and waiver contained in this paragraph.

3.4 No Assignment. The Executive represents and warrants that s/he has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Company.

4. Proceedings.

4.1 General Agreement Relating to Proceedings. The Executive has not filed, and except as provided in Sections 4.2 and 4.3, the Executive agrees not to initiate or cause to be initiated on his/her behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his/her employment or the termination of his/her employment, other than with respect to the obligations of the Company to the Executive under the Employment Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right s/he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

4.2 Proceedings Under ADEA. Section 4.1 shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive’s waiver of Claims arising under ADEA (which is set forth in Section 3.3 of this Agreement). However, both the Executive and the Company confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

[1]	For use only for Executives who work in California.

2

4.3 Certain Administrative Proceedings. Section 4.1 shall not preclude the Executive from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. The Executive is, however, waiving his/her right to recover money in connection with any such charge or investigation. The Executive is also waiving his/her right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

4.4 Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding in violation of this Agreement, or if s/he fails to abide by any of the terms of this Agreement or his/her post-termination obligations contained in the Employment Agreement, or if s/he revokes the ADEA release contained in Section 3.3 within the seven-day period provided under Section 3.3, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him/her under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his/her post-termination obligations under the Employment Agreement or his/her obligations under Sections 1 through 4 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to measurement in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity or as may otherwise be set forth in the Employment Agreement, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching his/her post-termination obligations under the Employment Agreement or his/her obligations under Sections 1 through 4 herein. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding. The Executive understands that by entering into this Agreement s/he shall be limiting the availability of certain remedies that s/he may have against the Company and limiting also his/her ability to pursue certain claims against the Company.

4.6 Severability Clause. In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

4.7 Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Executive.

5. GOVERNING LAW AND FORUM. The Executive and the Company agree that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of [California/Texas] applicable to contracts entered into and performed entirely therein.

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6. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Ceres, Inc.

1535 Rancho Conejo Boulevard

Thousand Oaks, CA 91320

Attn: [Chief Executive Officer/Chairman of the Board]

with a copy to:

Ceres, Inc.

1535 Rancho Conejo Boulevard

Thousand Oaks, CA 91320

Attn: General Counsel

To the Executive:

[                     ]

[                     ]

[                     ]

All such notices shall be conclusively deemed to be received and shall be effective if sent by hand delivery or nationally recognized courier, upon receipt.

THE EXECUTIVE ACKNOWLEDGES THAT S/HE HAS READ THIS AGREEMENT AND THAT S/HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT S/HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS/HER OWN FREE WILL.

[SIGNATURE PAGES TO BE ADDED UPON TERMINATION OF EMPLOYMENT]

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Exhibit B

CONFIDENTIALITY, PROPRIETARY INFORMATION AND INVENTIONS

AGREEMENT

CONFIDENTIALITY, PROPRIETARY INFORMATION & INVENTIONS

The following confirms an agreement between me and Ceres, Inc. (the “Company”), which is a material part of the consideration for my employment (which term shall include, for purposes of this Agreement, the performance of services for the Company either as a consultant or as an employee) by the Company:

1. I recognize that the Company is engaged in a continuous program of research, development and production respecting its business, present and future, including fields generally related to its business. I understand that the Company possesses and will continue to possess information that has been created, discovered or developed by or on behalf of the Company or which has otherwise become known to the Company (including, without limitation, information created by, discovered or developed by, or made known to, me during the period of or arising out of my employment by the Company) and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the Company’s business. All of the aforementioned information is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulas, data, know-how, software programs, improvements, inventions (whether patentable or not), techniques, marketing plans, market data or data concerning competitors’ strategies compiled by the Company, forecasts, financial information, computer programs and other copyrightable material, the compensation and terms of employment of other employees, customers and customer lists and other information concerning the Company’s actual or anticipated business or which is received in confidence by or for the Company from any other person or legal entity.

2. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to any information:

(i) applicable to the business of the Company; or

(ii) applicable to the business of any client, customer, research or strategic partner, or ally of, or joint venturer with, the Company (collectively, the “Ceres Related Entities”), which may be made known to me by the Company or by any Ceres Related Entity, or learned by me during the period of my employment.

3, In consideration of my employment by the Company and the compensation received (and to be received) by me from the Company from time to time, I hereby agree as follows:

(a) All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, trade secret rights and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust all Proprietary Information and I will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary and appropriate in the ordinary course of performing my duties to the Company.

(b) All documents, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts and other printed, typewritten or handwritten documents, whether or not pertaining to Proprietary Information (collectively, “Company Materials”) furnished to me by the Company or the Business or produced by myself or others in connection with my employment shall be and remain the sole property of the Company. I agree that during my employment by the Company, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason (or no reason), or during my employment if requested by the Company, I will return to the Company all Company Materials, apparatus, equipment and other physical property (including all reproductions and copies thereof) in my possession or to which I have access, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.

(c) I will promptly disclose to my immediate supervisor, with a copy to the Chief Executive Officer of the Company, or any person designated by him, all “Inventions” (which term includes, without limitation, improvements, inventions, works of authorship, trade secrets, technology, computer programs, formulas, ideas, designs, processes, techniques, know-how and data, whether or not patentable) made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the term of my employment and for one (1) year thereafter. I will not disclose Inventions covered by Section 3(e) to any person outside the Company unless I am requested to do so by management personnel of the Company,

(d) I agree that I will not now or in the future disrupt, damage, impair or interfere with the business of the Company or any Ceres Related Entity, whether by way of interfering with or raiding its employees, disrupting its relationships with customers, agents, vendors, distributors or representatives or otherwise. During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company or any Ceres Related Entity to leave the Company or to work for any other employer or to devote less than all of such employee’s efforts to the affairs of the Company, provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel. During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any customer, client, agent, vendor, distributor, representative, supplier or contractor of the Company to leave the Company, or to obtain services from other than the Company, or to cease providing services to the Company.

(e) I agree that all Inventions which I make, conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) and (i) which use or have used equipment, supplies, facilities or trade secret information of the Company, or (ii) which use or have used the hours for which I am to be or was compensated by the Company, or (iii) which relate to the business of the Company or to its actual or demonstrably anticipated research and development or (iv) which result, in whole or in part, from work performed by me for the Company shall be the sole property of the Company and its assigns and the Company and its assigns, shall, in any such case, be the sole owner of all patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I further agree as to all such Inventions and improvements to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time to enforce patents, copyrights or other rights on said Inventions and improvements in any and all countries and to that end I will execute all documents for use in applying for and obtaining such patents and copyrights thereon and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents, copyrights or other rights for such Inventions and improvements in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary documents required to apply for or execute any patent, copyright or other applications with respect to such Inventions and improvements (including renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, and each of them, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereof with the same legal force and effect as if executed by me.

(f) As a matter of record, listed on page 4 of this Agreement is a complete list of all existing Inventions or improvements relevant to the subject matter of my employment by the Company or my employment with the

Business to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement and I covenant that such list is complete. If nothing is listed in this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement.

(g) I represent that my performance of all the terms and provisions of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company or performance of services for the Company. I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict herewith.

(h) I represent that the execution of this Agreement, my employment with the Company and my performance of my proposed duties to the Company in the development of its business will not violate any obligations I may have to any former employer.

(i) Notwithstanding the foregoing, if employee is employed by the Company in the State of California, then this Agreement does not require assignment of any Invention which an employee cannot be obligated to assign under Section 2870 of the California Labor Code (hereinafter called “Section 2870”). However, I will disclose any Inventions as required by Section 3(c) hereof regardless of whether I believe the Invention is protected by Section 2870 in order to permit the Company to engage in a review process to determine such issues as may arise. Such disclosure shall be received in confidence by the Company.

(j) I understand that this Agreement does not alter the at-will nature of my employment and that I have the right to resign from my employment and the Company has the right to terminate my employment at any time, for any reason, with or without cause unless I have a specific written contract which states otherwise signed by the President of the Company.

4. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, affiliates, successors and assigns. Should any provision be deemed unenforceable, it shall be severed from the Agreement and the remaining provisions shall remain in full force and effect.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND VOLUNTARILY ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.

Dated:	May 8, 1998	By:	/s/ Roger Pennell
Employee/Consultant

The following is a complete list of all existing Inventions or Improvements pursuant to paragraph 3f:

If nothing is listed in this space, I represent I have no Inventions or Improvements.